Exhibit 99.3

December 22, 2014

Merrill Lynch, Pierce, Fenner & Smith

Incorporated,

Leerink Partners LLC

as Representatives of the several

Underwriters to be named in the

within-mentioned Underwriting Agreement

c/o                               Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, New York 10036

Re:                             Proposed Public Offering by Aduro BioTech, Inc.

Dear Sirs:

The undersigned, a securityholder, officer and/or director of Aduro BioTech, Inc., a Delaware corporation (the “Company”), understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Leerink Partners LLC (“Leerink”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company providing for the public offering (“Public Offering”) of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). In recognition of the benefit that such an offering will confer upon the undersigned as a securityholder, officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and ending on the date that is 180 days from the date of the Underwriting Agreement (the “Lock-Up Period”), the undersigned will not, without the prior written consent of Merrill Lynch and Leerink, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the Company’s Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed securities of the Company the undersigned may purchase in the Public Offering. In addition, the undersigned hereby agrees that the undersigned will not make any demand for or exercise any right (except in connection with an Underwritten Sale (as defined below)) with respect to any registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for shares of Common Stock during the Lock-Up Period.

If the undersigned is an officer or director of the Company, (1) Merrill Lynch and Leerink agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of the Common Stock, Merrill Lynch and Leerink will notify the Company of the impending release or waiver, and (2) the Company has agreed, or will agree, in the Underwriting Agreement to announce the impending release or waiver by (A) press release through a major news service at least two business days before the effective date of the release or waiver, or (B) any other method reasonably acceptable to Merrill Lynch and Leerink that satisfies the obligations described in FINRA Rule 5131(d)(2). Any release or waiver granted by Merrill Lynch and Leerink hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may, without the prior written consent of Merrill Lynch and Leerink:

(a)         transfer the Lock-Up Securities provided that (1) Merrill Lynch and Leerink receive a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)                                     as a bona fide gift or gifts or for bona fide estate planning purposes; or

(ii)                                  by will or intestate succession upon the death of the undersigned; or

(iii)                               to any trust or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), or if the undersigned is a trust, to any beneficiary (including such beneficiary’s estate) of the undersigned; or

(iv)                              as a distribution to limited partners, general partners, limited liability company members or stockholders of the undersigned; or

(v)                                 to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned;

(b)         sell or transfer shares of Common Stock to the underwriters in the Public Offering;

(c)          transfer Lock-Up Securities to the Company upon a vesting event of the Company’s securities, pursuant to arrangements under which the Company has the option to repurchase such shares or a right of first refusal with respect to transfers of such shares or upon the exercise or conversion of options or warrants to purchase the Company’s securities, in each case, on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such vesting or exercise, provided that (1) any filing under Section 16 of the Exchange Act made during the Lock-Up Period shall clearly indicate in the footnotes thereto that (A) the filing relates to the circumstances described above and (B) no Lock-Up Securities were sold by the reporting person other than such transfers to the Company as described above and (2) the undersigned does not otherwise voluntarily effect any other public filing or report regarding such transfers during the Lock-Up Period;

(d)         convert shares of preferred stock of the Company into shares of Common Stock of the Company, provided that any shares of Common Stock received upon such conversion remain subject to the terms of this lock-up agreement;

(e)          transfer Lock-Up Securities by operation of law, including pursuant to a domestic order, a negotiated divorce settlement or other court order, provided that Lock-Up Securities received upon such transfer remain subject to the terms of this lock-up agreement; or

(f)           transfer Lock-Up Securities pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Lock-Up Securities involving a change of control of the Company, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Lock-Up Securities owned by the undersigned shall remain subject to the restrictions contained in this lock-up agreement. “Change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter pursuant to the Public Offering), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity).

Furthermore, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the Public Offering, and, unless the undersigned is a director or officer of the Company, any securities of the Company the undersigned may purchase in the Public Offering, whether or not issuer directed, if and only if (i) such sales are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Exchange Act during the Lock-Up Period and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales during the Lock-Up Period.

If any record or beneficial owner of any securities of the Company is granted an early release from the restrictions described herein during the Lock-Up Period with respect to any securities of the Company having a fair market value in excess of $3,000,000 in the aggregate (whether in one or multiple releases), then the undersigned shall also be granted an early release from its obligations hereunder on a pro rata basis with all other record or beneficial holders of similarly restricted securities of the Company based on the maximum percentage of shares held by any such record or beneficial holder being released from such holder’s lock-up agreement, with such early release to be effected at the sole option of the undersigned, which election shall be communicated in writing to Merrill Lynch and Leerink prior to effecting such release; provided, however, that in the case of an early release from the restrictions described herein during the Lock-Up Period in connection with an underwritten public offering, whether or not such offering or sale is wholly or partially a secondary offering of the Company’s Common Stock (an “Underwritten Sale”), such early release shall only apply with respect to the undersigned’s participation in such Underwritten Sale. In the event that, as a result of this paragraph, any securities of the Company held by the undersigned are released from the restrictions imposed by this lock-up agreement, Merrill Lynch and Leerink shall use their commercially reasonable efforts to notify the Company within three business days that the same percentage of securities of the Company held by the undersigned has been released; provided that the failure to give such notice shall not give rise to any claim or liability against Merrill Lynch or Leerink. Notwithstanding any other provisions of this lock-up agreement, if Merrill Lynch in its sole judgment determines that a record or beneficial owner of any securities should be granted an early release from a lock-up agreement due to circumstances of an emergency or hardship, then the undersigned shall not have any right to be granted an early release pursuant to the terms of this paragraph.

In addition, the restrictions on transfer and disposition of the Lock-Up Securities during the Lock- Up Period shall not apply to the repurchase of Lock-Up Securities by the Company in connection with the termination of the undersigned’s employment or other service with the Company.

Nothing in this lock-up agreement shall preclude the establishment of a new trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act; provided, that (i) no public report or filing under Section 16 of the Exchange Act shall be required during the Lock-Up Period, (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding the establishment of such plan during the Lock-Up Period, and (iii) no sales are made during the Lock-Up Period pursuant to such plan.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions. This lock-up agreement shall automatically terminate, and the undersigned shall be released from its obligations hereunder upon the earliest to occur, if any, of (a) June 30, 2015, in the event that the Underwriting Agreement has not been executed by such date (provided, that the Company may by written notice to the undersigned prior to June 30, 2015 extend such date for a period of up to an additional three months), (b) the date that the registration statement with respect to the Public Offering is withdrawn by the Company, (c) the date the Company notifies Merrill Lynch and Leerink in writing prior to the date of execution of the Underwriting Agreement that it does not intend to proceed with the Public Offering, or (d) the date the Underwriting Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for and delivery of the shares of Common Stock to be sold thereunder.

Very truly yours,

/s/ Louise Garbarino /s/ Jill Franklin
(Signature)
For and on behalf of
Morningside Venture (VI) Investments Limited

(Exact Name of Stockholder)
2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC 98000, Monaco

(Address)

[SIGNATURE PAGE TO ADURO BIOTECH, INC. LOCK-UP]